EXHIBIT 4.15

                            [UNOFFICIAL TRANSLATION]

                                    AGREEMENT

                    Drawn up and signed in 5(th) day of July , 2006

BETWEEN:            MACPELL INDUSTRIES LTD.
                    Public company no. 52 - 003752 - 4
                    of 28 Hida Street, Bnei Brak
                    (hereinafter: the "LESSOR")

AND:                TEFRON LTD.
                    Public company no. 52 - 004340- 7
                    of 94 Em Hamoshavot Street, Petach Tikva
                    (hereinafter: the "LESSEE")
                    And HI-TEX, founded by Tefron Ltd.
                    Private company no. 51 - 248981 - 6
                    of 94 Em Hamoshavot Street, Petach Tikva
                    (hereinafter: "HI-TEX")

WHEREAS: The Lessee is leasing from the Lessor an industrial structure of approximately 7,710 sq.m. in the Teradion Industrial Zone (hereinafter: the "HEADQUARTER BUILDING"), pursuant to an agreement dated August 16, 1995, and pursuant to the Appendix of Changes to this agreement of May 2001, between the Lessee and New Net Assets (1994) Ltd. (hereinafter: "NEW NET") which was merged into the Lessor, as approved in the merger certificate of the Registrar of Companies dated February 15, 2006 (hereinafter: the "AGREEMENT OF 1995"), pursuant to which the lease term ends in 2006;


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AND WHEREAS:        The Lessee is leasing from the Lessor an industrial
                    structure of approximately 6,040 sq.m., out of a structure in an area of approximately 6,580 sq.m., which is situated near to the Headquarter Building, in the Teradion Industrial Zone (hereinafter: the "FINISHED PRODUCTS BUILDING"), pursuant to an agreement dated December 10, 1999, and pursuant to the Appendix of Changes to this agreement of May 2001, between the Lessee and New Net (hereinafter: the "AGREEMENT OF 1999"), pursuant to which the lease term ends on July 31, 2012;

AND WHEREAS:        HI-TEX, which is a wholly owned subsidiary of the Lessee, is leasing from the Lessor two additional structures which are situated near to the Headquarter Building, one (hereinafter:
                    "HI-TEX BUILDING 1") pursuant to an agreement dated August
                    12, 1997, as amended from time to time between the Lessee and New Net, when the rights and obligations of the Lessee pursuant thereto were assigned to HI-TEX (hereinafter: the "AGREEMENT OF 1997") and the other, (hereinafter: "HI-TEX
                    BUILDING 2") pursuant to an agreement dated December 21, 1998, as amended from time to time between HI-TEX and New
                    Net (hereinafter: the "AGREEMENT OF 1998").

AND WHEREAS:        The parties have agreed to the amendment of the Agreement of
                    1995, the Agreement of 1997, the Agreement of 1998 and the Agreement of 1999, in the manner set forth below;

THE FOLLOWING HAS THEREFORE BEEN DECLARED, STIPULATED AND AGREED BETWEEN THE
PARTIES:

1.   The Preamble to this Agreement forms an integral part hereof.

2. On August 10, 2006 (hereinafter: the "Date of Vacation of the Finished Products Building") the lease term of the Finished Products Building shall end, and on the said date, the Lessee shall vacate the Finished Products Building and shall return it to the Lessor. Notwithstanding the foregoing in section 3 below, until the Date of Vacation of the Finished Products Building, all of the provisions of the Agreement of 1999 shall apply between the parties in connection with the rental of the Finished Products Building until the Date of Vacation of the Finished Products Building, including the provisions relating to the manner of the return of the Finished Products Building to the Lessor, all subject to a change in the Date of Vacation of the Finished Products Building, as stated above and subject to the following changes only:


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     a.   Notwithstanding that stated in the Agreement of 1999, in respect of the period from April 16, 2006 to the Date of Vacation of the Finished Products Building, the rent in respect of the Finished Products Building shall be in the amount, in New Israel Shekels, which is equal to 2.7 US dollars per sq.m., according to the representative rate of exchange of the dollar that is known on the date of payment. For the avoidance of doubt, and notwithstanding that stated in section 7.1 of the Agreement of 1999, the said rent is fixed and is not linked. In addition, the rent in respect of the period until the Date of Vacation of the Finished Products Building shall be paid in full by the Lessee to the Lessor not later than at the expiration of 30 days from the date of the taking of effect of this Agreement, as stated in section 11 below.

     b. Without derogating from the other undertakings of the Lessee pursuant to the Agreement of 1999, and pursuant to any law, and in light of the fact that HI-TEX is leasing the HI-TEX Building 2, which is near to the Finished Products Building and which is connected to the Finished Products Building, it is hereby stressed and clarified that the Lessee and HI-TEX shall take all the reasonable measures as required so that from the Date of Vacation of the Finished Products Building, there shall be no disturbance (by act or omission) on the part of the Lessee or HI-TEX, or any entity on their behalf, to the use by the Lessor or any entity on its behalf (including a new tenant) of the Finished Products Building (and of the parking spaces adjacent thereto) and in connection therewith, the Lessee and HI-TEX undertake, jointly and severally, without derogating from the generality of the foregoing, the following:


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          (1)  Until the connection in an independent manner of the Finished
               Products Building to the electricity grid of the Israel Electric Corporation (which, if and when it is implemented, shall be implemented by the Lessor or the entity to which the Lessor shall lease the Finished Products Building) - to continue to enable the full supply of electricity to the Finished Products Building through the infrastructure and electrical systems which are situated in the HI-TEX Building 2 (in the same manner in which the electricity is supplied to the Finished Products Building as at the date of the signing of this Agreement), provided that the Lessee and HI-TEX shall not be responsible for the quality of the electricity which is supplied, for failures in the supply thereof, for any reason which does not derive from gross negligence of any of them, for the infrastructure and electrical systems which are situated in the Finished Products Building, for the infrastructure and electrical systems which are situated in the HI-TEX Building 2, and for the infrastructure and electrical systems which conduct the electricity from the HI-TEX Building 2 to the Finished Products Building (all provided that the level of the handling of the infrastructure and the systems which are in the HI-TEX Building 2 and which are being used for the purpose of the transfer of the electricity to the Finished Products Building, shall be similar to the level of the handling of the infrastructure and the systems which are in the HI-TEX Building 2 and which are being used by the Lessee and HI-TEX). For the avoidance of doubt, it is hereby clarified that the payments in respect of the consumption of the electricity shall apply to the Lessor (or any entity on its behalf, such as a new tenant), commencing from the Date of Vacation of the Finished Products Building, and for this purpose, the Lessor shall procure the installation of a separate electricity meter for the Finished Products Building (the installation of the said meter shall be at the Lessor's expense; the Lessee and HI-TEX shall cooperate with the Lessor in connection with the installation of the said meter, including in all matters pertaining to the application to the Israel Electric Corporation, provided that the Lessee and HI-TEX shall not bear any payment in respect of the installation of the said meter). In the event that the Lessor or the entity which leased the Finished Products Building from the Lessor shall not pay the electricity bill in respect of the consumption in the Finished Products Building, the Lessee shall be entitled to offset the amount that was not paid from the rent due to the Lessor.


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          (2)  To prevent any disturbance (on behalf of the Lessee, HI-TEX, or any entity on their behalf, including service providers, suppliers, contractors and other third parties which come into contact with the Lessee or with HI-TEX) to the access of the Lessor (or any entity on its behalf) or of any third party (including a new tenant or any entity on its behalf) to the loading and unloading area of the Finished Products Building and to any other area of the Finished Products Building, and to take all the reasonable measures as required (at the expense of the Lessee and HI-TEX) in order to remove any such disturbance.

     c. Without derogating from the other undertakings of the Lessor pursuant to the Agreement of 1999 and pursuant to any law, it is hereby emphasized and clarified that the Lessor (whether itself or through corporations in its control) shall take all the reasonable measures as required so as not to impair the use by the Lessee, HI-TEX or any entity on their behalf of the Headquarter Building and of the nearby structures which the Lessee and HI-TEX are leasing from the Lessor (including the loading and unloading area and any other area of the said structures and the parking spaces adjacent thereto), without any disturbance (by act or omission) on the part of the Lessor or corporations in its control. The Lessor undertakes that in any lease agreement or grant of right of use with regard to the Finished Products Building, it shall include a section in which the lessee or recipient of the right undertakes not to disturb (by act or omission) the use by the Lessee, HI-TEX or any entity on their behalf, of the nearby building, of the Headquarter Building and of any other nearby building which is being leased or shall be leased to the Lessee or to HI-TEX by the Lessor (including the loading and unloading area and any other area of the said structures and the parking spaces adjacent thereto).


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     d.   The parties declare that they are aware that pursuant to approval received by the Lessor from the Investment Center, the Lessor is required to continue to lease the Finished Products Building to the Lessee until August 31, 2007 (in this sub-section - hereinafter: the "Date of the Expiration of the Undertaking"). The parties shall apply, jointly, to the Investment Center and they shall use their best endeavors to receive the approval of the Investment Center for the termination of the lease of the Finished Products Building on the Date of the Vacation of the Finished Products Building, in consideration of the Lessor's undertaking to lease the Headquarter Building to the Lessee until the Date of the Expiration of the Undertaking.

     e. The Lessor shall bear the cost of the Lessee's relocation from the Finished Products Building to another structure, against invoices which shall be presented by the Lessee to the Lessor in respect of the costs of the said relocation, which is estimated in a total amount of approximately 85,000 dollars.

3. The Lessee shall continue to lease the Headquarter Building, in such manner that until April 15, 2006, all of the provisions of the Agreement of 1995 in respect of the rental of the Headquarter Building shall continue to apply, and in the period commencing from April 16, 2006 (hereinafter: the "Effective Date for Changes") until July 31, 2012 (hereinafter: the "Updated Date for the Termination of the Lease of the Headquarter Building"), the Agreement of 1999 shall apply, including all the provisions thereof, to the rental of the Headquarter Building, subject to that stated in this Agreement (all of the changes which are set forth below are solely in respect of the period after the Effective Date for Changes):

     a. The "Leased Premises" or the "Structure" - insofar as mentioned in the Agreement of 1999 shall be the "Leased Premises" as construed in the Agreement of 1995.

     b. The base rent (as defined in section 7.1 of the Agreement of 1999) with regard to the 6,040 sq.m. of the Headquarter Building, in respect of the period commencing on the Effective Date for Changes and ending on the Updated Date for the Termination of the Lease of the Headquarter Building, shall be as set forth in the Agreement of 1999. As of April 16, 2006, taking into consideration the amendment stated in section 6 below, the rent pursuant to the Agreement of 1999 is 4.62 dollars per sq.m.


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     c.   The base rent (as defined in section 7.1 of the Agreement of 1999)
          with regard to the additional 1,670 sq.m. of the Headquarter Building (which constitute the difference in area between the Headquarter Building and the area of the Finished Products Building) in respect of the period commencing on the Effective Date for Changes and ending on the Updated Date for the Termination of the Lease of the Headquarter Building, shall be in the monthly amount of 2.7 US dollars per sq.m. This rent shall be paid every three months in advance, by bank transfer, as the Lessor shall instruct the Lessee. With regard to this rent only (but not with regard to the rent specified in sub-section
          (b) above), the rent adjustment, in real terms, which is specified in the last sentence of section 7.1 of the Agreement of 1999 shall not apply, in respect of the period commencing on the Effective Date for Changes and ending on the Updated Date for the Termination of the Lease of the Headquarter Building.

     d. For the avoidance of doubt, it is hereby clarified that the Agreement of 1995 shall not apply to the Headquarter Building, commencing on the Effective Date for Changes.

     e. All of the securities that were provided pursuant to the Agreement of 1999 shall also be used to secure the undertakings of the Lessee with regard to the Headquarter Building as stated in this section, pursuant to the original terms according to which they were given in the Agreement of 1999 (in addition to the fact that they shall continue to be used to secure the undertakings of the Lessee with regard to the Finished Products Building, including pursuant to section 2 above).

4. Notwithstanding that stated in the first paragraph of section 7.1 in the Agreement of 1998, in effect commencing from April 16, 2006, the base rent pursuant to the said agreement, taking into consideration the amendment stated in section 6 below, shall be in the amount of 5.51 US dollars per sq.m. per month (instead of 4.65 dollars as set forth in the above-mentioned paragraph in the Agreement of 1998), which reflects a discount of 4%, after the addition of all the linkages and adjustments that were made by this date.


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5.   In the sixth paragraph of section 7.1 in the Agreement of 1997, in the
     Agreement of 1998 and in the Agreement of 1999 (rent adjustment mechanisms), the figure of 5% shall be replaced by 3% (three percent). It is clarified that this amendment shall apply to the adjustments which shall be made commencing from April 16, 2006, and shall not affect previous adjustments to the rent which have already been made or which were due to be made (pursuant to the terms of the relevant agreements) by April 16, 2006. For the avoidance of doubt, it is hereby clarified that all of the provisions of the Agreement of 1997 and all of the provisions of the Agreement of 1998 shall continue to apply between the parties, subject to the changes in this Agreement only.

6.

     a. The fifth paragraph of section 7.1 in the Agreement of 1997, in the Agreement of 1998 and in the Agreement of 1999 (the paragraph regarding the linkage mechanisms of the rent, which commences with the words "The base rent shall be linked" and ends with the words "as compared with the base index") shall be replaced with the text set forth below, in effect in respect of the period commencing on April 1, 2006, only:

          "The base rent shall be linked so that each of the payments of the rent which is due from the Lessee to the Lessor shall be linked to the American index, in such a manner that if the last index published prior to the date of the actual remittance of any payment (hereinafter: the "New Index") shall be higher than the index known on April 16, 2006 (the index in respect of the month of March 2006, i.e. 199.8) (hereinafter: the "Base Index"), then the Lessee shall be required to make the payment which shall be increased by the rate at which the New Index has increased as compared with the Base Index."

     b. In the third paragraph of section 7.1 in the Agreement of 1997, in the Agreement of 1998 and in the Agreement of 1999, the definition of the term "the Israeli index" shall be omitted, and the definition of the term "dollar" shall be replaced with the following definition: "US Dollar. And it is clarified that the rent pursuant to this section shall be paid in Dollars and not in New Israel Shekels."


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     c.   It is clarified that the Base Rent pursuant to the Agreement of 1997, as of April 16, 2006, taking into consideration that stated above, is
          5.52 dollars per sq.m.

7. This Agreement amends the provisions of the Agreement of 1995, the Agreement of 1997, the Agreement of 1998 and the Agreement of 1999, and in any event of an inconsistency between any of the above-mentioned previous agreements and this Agreement, the provisions of this Agreement shall prevail.

8. Upon their signing of this Agreement, the Lessee and HI-TEX give notice that they have no claim and/or demand and/or lawsuit and/or right of any kind or nature (hereinafter: "Claim") against the Lessor and/or New Net and/or the officers thereof and/or the directors thereof and/or the employees thereof and/or the shareholders thereof and/or the representatives thereof and/or the insurers thereof and/or anything in connection therewith, in all matters pertaining to the making, manners of approval and validity of the lease agreements which are the subject of this Agreement, or any one of them, and insofar as they have or had (or any of them has or had) a Claim, then they hereby retract and waive the Claim in a final and absolute manner.

     Upon its signing of this Agreement, the Lessor gives notice that it has no claim and/or demand and/or lawsuit and/or right of any kind or nature (hereinafter: "Claim") against the Lessee and/or HI-TEX and/or the officers thereof and/or the directors thereof and/or the employees thereof and/or the shareholders thereof and/or the representatives thereof and/or the insurers thereof and/or anything in connection therewith, in all matters pertaining to the making, manners of approval and validity of the lease agreements which are the subject of this Agreement, or any one of them, and insofar as it has or had (or New Net, which is stepping into the shoes thereof, has or had) a Claim, then it hereby retracts and waives the Claim in a final and absolute manner.

     In addition to the foregoing, the Lessee and HI-TEX declare that as of the date of the signing of this Agreement, they are not aware of any Claim or demand against the Lessor and/or New Net in connection with the contents and the manner of implementation of the lease agreements which are the subject of this Agreement, or any one of them.


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9.   The Lessee hereby declares that this Agreement is subject to the approval of the Audit Committee, the Board of Directors and the General Meeting of the Lessee. The Lessee hereby declares to the Lessor that its engagement in this Agreement has been approved by the Audit Committee and the Board of Directors of the Lessee, and that pursuant to any law and pursuant to the documents of incorporation and the resolutions of the Lessee, its engagement in this Agreement does not require the approval of other organs of the Lessee, with the exception of the General Meeting, and that there is no legal or other impediment to its engagement in this Agreement and to the implementation of all of its undertakings pursuant hereto, subject to the receipt of the approval of the General Meeting of the Lessee. HI-TEX hereby declares that its engagement in this Agreement has been approved by its Board of Directors and General Meeting, and that pursuant to any law and pursuant to the documents of incorporation and the resolutions of HI-TEX, its engagement in this Agreement does not require the approval of other organs of HI-TEX, and that there is no legal or other impediment to its engagement in this Agreement and to the implementation of all of its undertakings pursuant hereto, subject to the receipt of the approval of the General Meeting of the Lessee.

10. The Lessor hereby declares to the Lessee that its engagement in this Agreement has been approved by its Audit Committee and Board of Directors, and that pursuant to any law and pursuant to the documents of incorporation and the resolutions of the Lessor, its engagement in this Agreement does not require the approval of other organs of the Lessor, and that there is no legal or other impediment to its engagement in this Agreement and to the implementation of all of its undertakings pursuant hereto, subject to the receipt of the approval of the General Meeting of the Lessor.

11. This Agreement shall take effect upon receipt of the later of the following: (a) the approval of the General Meeting of the Lessee as stated in section 9 above; (b) the approval of the General Meeting of the Lessor as stated in section 10 above; and (c) the approval of the Investment Center as stated in section 2(d). Should any of the approvals stated in paragraphs (a) or (b) above not be received within 90 days from the date of the signing of this Agreement, this Agreement shall be VOID AB INITIO. Should the approval stated in paragraph (c) above not be received within 90 days from the date of the signing of this Agreement, the parties shall conduct BONA FIDE negotiations in order to identify an alternative, agreed solution in connection with the terms of the said paragraph (c). Should such an agreed solution not be reached within 60 days, this Agreement shall be VOID AB INITIO.


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12.  The parties agree that the courts in the Tel Aviv District shall have the exclusive jurisdiction in all of the disputes between them arising from the implementation, breach or interpretation of this contract.

      IN WITNESS WHEREOF THE PARTIES HERETO HAVE HEREUNTO SET THEIR HANDS:


     /s/ Yos Shiran                             /s/ Shmuel Nir
     -------------------                        ---------------
     /s/ Asaf Alperovitz                        /s/ Eli Azrieli
     -------------------                        ---------------
           LESSEE                                    LESSOR

     /s/ Yos Shiran
     -------------------
     /s/ Asaf Alperovitz
     -------------------
          HI-TEX